EXHIBIT 5.02



Roseville Telephone Company
211 Lincoln Street
Roseville, California

Roseville ComTech
211 Lincoln Street
Roseville, California


Gentlemen:

          We have acted as your counsel in connection with the organization of Roseville ComTech, a California corporation ("Holding Company"), the exchange of each share of Roseville Telephone Company ("Roseville") Common Stock for a share of Holding Company Common Stock pursuant to a merger of Roseville into a wholly-owned subsidiary of Holding Company (the "Merger"), and the preparation of a Registration Statement on Form S-4, Reg. No. 33-58271, as amended by Amendment No. 1 thereto, filed with the Securities and Exchange Commission on or about May 1, 1995 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 14,484,953 shares of Holding Company common stock without par value.

          We have reviewed such data, questions of law and fact, records, documents, certificates and other instruments and have made such other investigations as in our judgment are necessary or appropriate to enable us to render the opinion hereinafter expressed. Based upon the foregoing we hereby confirm our opinion expressed under the caption "Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement that:

          1.   No gain or loss will be recognized by Holding
     Company, Roseville or Roseville's shareholders whose Roseville common stock will be converted into Holding
     Company Common Stock by reason of the Merger;

          2. The tax basis of Holding Company Common Stock received by Roseville's shareholders in the transaction will be the same as the tax basis of the Roseville Common Stock converted into such Holding Company Common Stock; and

          3. Shareholders who hold their Roseville Common Stock as a capital asset will include in their holding period for the Holding Company Common Stock which they receive in the transaction their holding period for the Roseville Common Stock converted into such Holding Company Common Stock.


                         Very truly yours,

                         /s/COOPER, WHITE & COOPER